    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                            PROMUS HOTEL CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                                                62-1596939
 (State or other jurisdiction         755 CROSSOVER LANE        (I.R.S. Employer
     of incorporation or           MEMPHIS, TENNESSEE 38117      Identification
        organization)                   (901) 374-5000                No.)

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                              PROMUS HOTELS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                                                62-1602678
 (State or other jurisdiction         755 CROSSOVER LANE        (I.R.S. Employer
     of incorporation or           MEMPHIS, TENNESSEE 38117      Identification
        organization)                   (901) 374-5000                No.)

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                              RALPH B. LAKE, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            PROMUS HOTEL CORPORATION
                               755 CROSSOVER LANE
                            MEMPHIS, TENNESSEE 38117
                                 (901) 374-5000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                              JOHN M. NEWELL, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                       LOS ANGELES, CALIFORNIA 90071-2007
                                 (213) 485-1234
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED      PER SECURITY(1)    OFFERING PRICE(1)    REGISTRATION FEE
Debt Securities of Promus Hotels,
  Inc.................................     $300,000,000            100%            $300,000,000          $90,909
Guarantee of Promus Hotel
  Corporation.........................         (2)                 (2)                 (2)                 (2)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) No separate consideration will be received for the Guarantee.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 11, 1996.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                  $300,000,000

                              PROMUS HOTELS, INC.

                                DEBT SECURITIES
                               ------------------

    Promus Hotels, Inc., a Delaware corporation ("PHI"), may offer from time to time in one or more series its debt securities consisting of debentures, notes or other evidence of indebtedness (the "Debt Securities"), in amounts as may be sold for an aggregate public offering price of up to $300,000,000 on terms to be determined at the time of the offering. At the option of PHI, the Debt Securities may be issued as senior secured Debt Securities, as senior unsecured Debt Securities, as senior subordinated Debt Securities or as subordinated Debt Securities, and in any combination thereof. The payment of principal and interest with respect to the Debt Securities will be unconditionally guaranteed by Promus Hotel Corporation ("Promus"), the parent company of PHI. See "Description of Debt Securities--Guarantee." The Debt Securities may be offered separately or together, in separate series, in amounts, at prices and on terms determined by market conditions at the time of sale and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Debt Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement which will include, where applicable: the specific title, aggregate principal amount, authorized denominations, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable) (or manner of calculation thereof), if any, the time of payment of interest, if any, any terms of redemption at the option of PHI or repayment at the option of the holder, any terms for sinking fund payments, any security interest or subordination provisions, additional covenants, initial public offering price, purchase price and other terms with respect to the Debt Securities. The Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. The Debt Securities will be represented by global notes registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described in this Prospectus, Debt Securities in certificated form will not be issued in exchange for the global notes. See "Description of Debt Securities."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-SION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Debt Securities may be offered directly to one or more purchasers, through agents designated from time to time by PHI or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Debt Securities.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1996.

                             AVAILABLE INFORMATION

    PHI and Promus have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Debt Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to, or incorporated by reference in, the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to PHI and Promus and the Debt Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof or incorporated by reference therein. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to, or incorporated by reference in, the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    PHI and Promus are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Promus files consolidated reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Promus may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding PHI and Promus. In addition, such material may also be inspected and copied at the offices of the New York, Chicago, Pacific and Philadelphia Stock Exchanges, on which exchanges the Common Stock of Promus is listed.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents have been filed with the Commission and are incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K of Promus (File No. 1-11463), and Promus's Amended Annual Report on Form 10-K/A, for the year ended December 31, 1995 (collectively, the "1995 Promus Form 10-K"), (ii) Promus's Quarterly Report on Form 10-Q for the period ended March 31, 1996, and (iii) Promus's Quarterly Report on Form 10-Q for the period ended June 30, 1996. All documents filed by Promus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Promus, at its principal executive offices at 755 Crossover Lane, Memphis, Tennessee 38117, Attention:
Nadine Greenwood, telephone (901) 374-5000.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY (THE "OFFERING") TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PHI OR PROMUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE DEBT SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  THE COMPANY

    Promus Hotel Corporation ("Promus") is one of the leading hotel companies in the United States. The Company operates the Embassy Suites, Embassy Vacation Resorts, Hampton Inn, Hampton Inn & Suites and Homewood Suites hotel brands.

    Promus was incorporated on March 2, 1995 under Delaware law and conducts its business through its wholly-owned subsidiary, Promus Hotels, Inc. ("PHI"), and PHI's subsidiaries. PHI was incorporated on May 10, 1995 under Delaware law. The principal asset of Promus is the stock of PHI, which holds, directly or indirectly through subsidiaries, substantially all of the assets of the Company's businesses. The principal executive offices of Promus and PHI are located at 755 Crossover Lane, Memphis, Tennessee 38117, telephone (901) 374-5000. Unless the context otherwise requires, the "Company" refers to Promus Hotel Corporation, together with its subsidiaries.

    On June 30, 1995, The Promus Companies Incorporated ("PCI") split into two independent public corporations, one for conducting its casino entertainment business and one for conducting its hotel business. The stockholders of PCI retained their shares of PCI (now known as Harrah's Entertainment, Inc.) and received one share of Promus Hotel Corporation for each two shares of PCI they owned prior to the split.

    Embassy Suites hotels, of which there were 124 hotels in operation on June 30, 1996, appeal to the traveler who has a need or desire for greater space and more focused services than are available in traditional upscale hotels. Management believes that Embassy Suites hotels compose the largest all-suite upscale hotel system in the United States by number of suites and system revenues.

    Hampton Inn hotels are moderately priced hotels designed to attract the business and leisure traveler desiring quality accommodations at affordable prices. Since 1984, when the brand was introduced, the system has grown to 563 hotels in operation as of June 30, 1996.

    Homewood Suites hotels, of which there were 33 in operation on June 30, 1996, represent the Company's entry in the extended stay market and target the traveler who stays five or more consecutive nights, as well as the traditional business and leisure traveler.

    Hampton Inn & Suites hotels incorporate the best features of the Hampton Inn and Homewood Suites brands, offering both traditional hotel room accommodations and apartment-style suites within one property. There were nine Hampton Inn & Suites hotels in operation as of June 30, 1996.

    Embassy Vacation Resorts is Promus's newest brand, marking the Company's entry into the vacation ownership industry. As of June 30, 1996, there were two Embassy Vacation Resorts open, one in Orlando and the other at Poipu Point on the island of Kauai in Hawaii. A third property is under construction at South Lake Tahoe, California.

    As of June 30, 1996, the Company's hotel brands included 699 properties licensed by the Company, 85 of which are also managed by the Company, and 30 properties owned and operated by the Company. These properties contained 96,087 rooms and suites. In addition, the Company managed nine properties containing 2,325 suites which are to be converted to the Embassy Suites brand.

    All of the Company's hotel brands are managed by a single senior management team. The Company pursues a strategy of growing its hotel brands by minimizing its ownership of hotel real estate and concentrating on obtaining new franchise or management contracts. As part of this strategy, the Company seeks to sell owned hotels to realize the value of the underlying assets and to increase its return on investment. Following such sales, the hotels typically are operated either by the Company under management contracts or by the purchasers directly. In both cases such hotels receive franchise licenses from the Company.

    Each of the Company's hotel brands uses a business system that includes centralized reservations and marketing systems, as well as local property management and revenue management systems. This sophisticated business system is fully integrated and linked to the Promus hotels network, a communications network which connects all Promus hotels to the Company's central reservation office and more than 300,000 travel agents worldwide. The Embassy Suites, Hampton Inn, Hampton Inn & Suites and Homewood Suites business systems' reservation modules receive reservation requests entered on terminals located at all of their respective hotels and reservation centers, major domestic and international airlines via their global distribution systems, and direct from consumers via computer access to each brand's Internet site. The systems immediately confirm reservations or indicate accommodations available at alternate Promus hotels. Reservations are transmitted automatically to the hotel for which the reservation is made.

    A major element of the Company's business strategy is an unconditional 100% guarantee of service satisfaction. All of the Company's hotel brands offer suites/rooms exclusively for non-smoking guests.

    Promus generates a substantial percentage of its revenues from licensing and management contract operations.

LICENSING

    The Company's revenues from licensing operations for all Embassy Suites, Hampton Inn, Hampton Inn & Suites and Homewood Suites hotels consist of initial license application fees and continuing royalties. Effective April 1, 1996, the initial license application fee for an Embassy Suites hotel is $500 per room, with a minimum of $100,000, and $450 per room, with a minimum of $45,000, for each Hampton Inn, Hampton Inn & Suites and Homewood Suites hotel. The license agreements provide for a four percent royalty based upon gross rooms/suites revenues and also provide for a separate marketing and reservation contribution.

    In screening applicants for license agreements, the Company evaluates the character, operations ability, experience and financial responsibility of each applicant or its principals; the Company's prior business dealings, if any, with the applicant; the suitability of the proposed hotel location and other factors. The license agreement establishes requirements for service and quality of accommodations. The Company provides certain training for licensee management and makes regular inspections of licensed hotels.

    License agreements for new hotels generally have a 20-year term. The Company may terminate a license agreement if the licensee fails to cure a breach of the license agreement in a timely manner. In certain instances, a license agreement may be terminated by the licensee, but such termination generally requires a payment to the Company.

MANAGEMENT CONTRACTS

    The Company's revenues from management contracts consist primarily of management fees which are up to five percent of adjusted gross revenues of the hotel. The contract terms governing management fees vary depending on the size and location of the hotel and other factors relative to the property.

    Under the Company's management contracts, the Company, as the manager, operates or supervises all aspects of the hotel's operations. The hotel owner is generally responsible for all costs, expenses and liabilities incurred in connection with operating the hotel, including the expenses and salaries of all hotel employees. The hotel owner also enters into a license agreement with the Company and pays the royalty and marketing/reservation contribution as provided in the license agreement. In addition, the hotel owner is often required to set aside a certain percentage of hotel revenues for capital replacement. The Company's management contracts typically have a term of ten years and most give the Company specified renewal rights. The management contract may be terminated by either party due to an uncured default by the other party.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following are the consolidated ratios of earnings to fixed charges for Promus for the six months ended June 30, 1996 and each of the fiscal years 1995, 1994, 1993, 1992 and 1991.

SIX MONTHS ENDED
JUNE 30, 1996                               1995   1994   1993   1992   1991
------------------------------------------  -----  -----  -----  -----  -----
   4.0x...................................   3.2x   3.0x   1.9x   1.1x   0.8x

For purposes of computing this ratio, earnings consist of income or loss from continuing operations before extraordinary items and before income taxes, plus fixed charges (excluding capitalized interest) and including only the distributed income of less than 50% owned entities accounted for under the equity method. Fixed charges include interest whether expensed or capitalized, amortization of debt expense related to indebtedness and such portion of rental expense deemed by Promus to be representative of interest.

                                USE OF PROCEEDS

    PHI intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including, but not limited to, acquisitions, capital expenditures and working capital requirements; to repay, redeem or repurchase outstanding indebtedness; to repurchase outstanding Promus common stock; or for such other purposes as may be specified in the Prospectus Supplement. A description of any indebtedness to be refinanced with the proceeds of the Debt Securities will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may constitute senior secured debt ("Senior Secured Debt Securities"), senior unsecured debt ("Senior Unsecured Debt Securities"), senior subordinated debt ("Senior Subordinated Debt Securities") or subordinated debt ("Subordinated Debt Securities"), or any combination thereof, of PHI. Each such class of Debt Securities will be issued under one or more indentures, each dated as of a date on or before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into among PHI, as obligor, Promus, as guarantor, and a trustee (the "Trustee"), which may be the same Trustee for different classes of Debt Securities.

    The terms of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summaries of certain provisions of the Debt Securities and the Indenture, while including a discussion of all material aspects or features thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Securities and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The Indenture will not limit the aggregate principal amount of Debt Securities of PHI which may be issued thereunder. Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by PHI for each series. As of the date of this Prospectus, PHI has authorized the issuance under the Indenture of up to $300 million aggregate principal amount of the Debt Securities. The Debt Securities will be secured senior, unsecured senior, senior subordinated or subordinated obligations or any combination thereof of PHI.

    The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms of the Debt
Securities:

        (i) the designation of the Debt Securities of the series, which shall distinguish the Debt Securities of the series from the Debt Securities of all other series;

        (ii) any limit upon the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture and any limitation on the ability of PHI to increase such aggregate principal amount after the initial issuance of the Debt Securities of that series;

       (iii) the date or dates on which the principal of the Debt Securities of the series is payable (which date or dates may be fixed or extendible);

        (iv) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, on which such interest shall be payable and (in the case of Registered Securities (which is defined as any Debt Security registered on the Security Register)) on which a record shall be taken for the determination of Holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

        (v) if other than as provided in the Indenture, the place or places where the principal of and any interest on Debt Securities of the series shall be payable, any Registered Securities of the series may be surrendered for exchange, notices, demands to or upon PHI in respect of the Debt Securities of the series and the Indenture may be served and notice to Holders may be published;

        (vi) the right, if any, of PHI to redeem Debt Securities of the series, in whole or in part, at its option and the period or periods within which, the price or prices at which and any terms and conditions upon which Debt Securities of the series may be so redeemed, pursuant to any sinking fund or otherwise;

       (vii) the obligation, if any, of PHI to redeem, purchase or repay Debt Securities of the series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof and the price or prices at which and the period or periods within which and any of the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

      (viii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

        (ix) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

        (x) if other than the coin or currency in which the Debt Securities of the series are denominated, the coin or currency in which payment of the principal of or interest on the Debt Securities of the series shall be payable or if the amount of payments of principal of and/or interest on the Debt Securities of the series may be determined with reference to an index based on a coin or currency other than that in which the Debt Securities of the series are denominated, the manner in which such amounts shall be determined;

        (xi) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of and interest on the Debt Securities of the series shall be payable, and the manner in which any such currencies shall be valued against other currencies in which any other Debt Securities shall be payable;

       (xii) whether the Debt Securities of the series or any portion thereof will be issuable as Registered Securities (and if so, whether such Debt Securities will be issuable as Registered Global Securities (as defined below)) or Unregistered Securities (which is defined as any Security other than a Registered Security) (with or without coupons), or any combination of the foregoing, any restrictions applicable to the offer, sale or delivery of Unregistered Securities or the payment of interest thereon and, if other than as provided herein, the terms upon which Unregistered Securities of any series may be exchanged for Registered Securities of such series and vice versa;

      (xiii) whether and under what circumstances PHI will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether PHI will have the option to redeem such Debt Securities rather than pay such additional amounts;

       (xiv) if the Debt Securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

       (xv) any trustees, depositaries, authenticating or paying agents, transfer agents or the registrar or any other agents with respect to the Debt Securities of the series;

       (xvi) provisions, if any, for the defeasance of the Debt Securities of the series (including provisions permitting defeasance of less than all Debt Securities of the series), which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing) the provisions of the Indenture;

      (xvii) if the Debt Securities of the series are issuable in whole or in part as one or more Registered Global Securities, the identity of the Depositary for such Registered Global Security or Debt Securities (which Depositary shall, at the time of its designation as Depositary and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation);

      (xviii) any additions to or changes in events of default or covenants with respect to the Debt Securities of the series;

       (xix) the subordination provisions, if any, relating to such Debt Securities;

       (xx) with respect to any series of Senior Secured Debt Securities, the type, amount and other terms of, and provisions relating to, the collateral to be provided as security, and any deletions, additions or modifications to the Indenture to permit the issuance of Senior Secured Debt Securities or the administration thereof; and

       (xxi) any other terms of the Debt Securities of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    The Indenture does not contain any restriction on the payment of dividends or any financial ratio covenants. The Indenture does not contain provisions which would afford the Holders of the Debt

Securities protection in the event of a transfer of assets to a subsidiary and incurrence of unsecured debt by such subsidiary, or in the event of a decline in PHI's credit quality resulting from highly leveraged or other similar transactions involving PHI.

    PHI is dependent on the receipt of dividends or other payments from its subsidiaries to make payments on interest and principal on the Debt Securities. Neither the Indenture nor any other material contract restricts subsidiaries of PHI from making dividends or distributions to PHI.

GLOBAL SECURITIES

    Debt Securities, issued in the form of fully registered global Securities (a "Registered Global Security") will be deposited with The Depository Trust Company (the "Depositary") or a nominee thereof. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only securities that are denominated in U.S. dollars.

    Ownership of beneficiary interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the owner of record of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of record under the Indenture. PHI understands that under existing industry practices, if PHI requests any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

    Payments of principal of, premium, if any, and interest on Debt Securities represented by a Registered Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of PHI, Promus, the Trustee or any other agent of PHI or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    PHI expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. PHI also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary for Debt Securities represented by a Registered Global Security notifies PHI that it is at any time unwilling or unable to continue as Depositary or ceases to be eligible under applicable law, and a successor Depositary eligible under applicable law is not appointed by PHI within 90 days, PHI will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, PHI may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

    So long as any Debt Securities are represented by Registered Global Securities registered in the name of the Depositary or its nominee, such Debt Securities will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in such Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

GUARANTEE

    Promus irrevocably and unconditionally will guarantee the payment of all obligations of PHI under the Debt Securities. Rights of Holders pursuant to such Guarantee of the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be subordinate to the rights of holders of the Senior Debt of Promus to payment in full in the same manner as the rights of Holders of the Senior Subordinated Debt Securities and the Subordinated Debt Securities, respectively, are subordinate to those of the Senior Debt of PHI. Subject to the subordination provisions of the Indenture, if PHI defaults in the payment of the principal of, premium, if any, or interest on such Debt Securities when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the Trustee or any Holder of such Debt Securities, Promus shall be required promptly and fully to make such payment. The Indenture provides for the release of the Guarantor in certain circumstances, including (i) PHI ceases to be a wholly owned Subsidiary of Promus, or (ii) a transfer by PHI of all or substantially all of its assets or a merger of PHI which transfer or merger is governed by the "Limitation on Merger, Sale or Consolidation" covenant, and in connection with which the transferee entity assumes PHI's obligations under the Indenture and such transfer or merger otherwise complies with the requirements of such covenant.

    Promus conducts substantially all of its business through PHI and its Subsidiaries and does not own any material assets other than all of the stock of PHI. Promus's obligations under the Guarantee are as a secondary obligor, and (in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities) such obligations will be subordinated to all present and future Senior Debt of Promus, as described above. Promus is presently dependent on the receipt of dividends or other payments from PHI to make payments on the Guarantee of the Debt Securities.

SUBORDINATION

    The indebtedness evidenced by the Senior Subordinated Debt Securities and the Subordinated Debt Securities (including principal, premium, if any, and interest) will be subordinated in right of payment, as set forth in the Indenture and any Prospectus Supplement, to the rights of holders of all Senior Debt of PHI to prior payment in full, whether outstanding on the date of such Indenture or thereafter created, incurred, assumed or guaranteed.

    Because the Debt Securities will not be guaranteed by any of PHI's Subsidiaries, the Debt Securities (and the Guarantees thereof, in the case of Promus) also effectively will be subordinated by operation of law to all liabilities, including trade payables and capitalized lease obligations, if any, of PHI's Subsidiaries (and, with respect to Promus, Promus's Subsidiaries). Any right of PHI or Promus to receive the assets of any of their Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of the Holders of such Debt Securities to participate in those assets) effectively will be subordinated to the claims of any such Subsidiary's creditors (including trade creditors), except to the extent that PHI (or Promus, as applicable) is itself recognized as a creditor of such Subsidiary, in which case the claims of PHI (or Promus, as applicable) would still be subordinate to any indebtedness of such Subsidiary senior to that held by PHI (or Promus, as applicable).

CERTAIN COVENANTS

    The following covenants apply to Debt Securities that are Senior Unsecured Debt Securities.

    RESTRICTIONS ON LIENS. The Indenture provides that PHI will not, and will not permit any Restricted Subsidiary (as defined herein) to, create or incur any Lien (as defined herein) on any shares of stock, indebtedness or other obligations of a Restricted Subsidiary (as defined herein) or any Principal Property (as defined herein) of PHI or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Restricted Subsidiary or Principal Property are owned at the date of the Indenture or thereafter acquired, unless PHI secures or causes such Restricted Subsidiary to secure the outstanding Debt Securities equally and ratably with all indebtedness secured by such Lien, so long as such indebtedness shall be so secured. This covenant shall not apply in the case of: (i) the creation of any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by PHI or a Restricted Subsidiary contemporaneously with such acquisition, or within 24 months thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof; (ii) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the Indenture; (iii) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of PHI or any Restricted Subsidiary; (iv) any Lien on any Principal Property being constructed or improved securing loans to finance such construction or improvements; (v) any Lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations (including, without limitation, industrial revenue bonds and similar financings); (vi) any mechanics', material-men's, carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not yet due or which are being contested in good faith; (vii) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;
(viii) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution thereon is stayed; (ix) any landlord's Lien on fixtures located on premises leased by PHI or a Restricted Subsidiary in the ordinary course of business, and tenants' rights under leases, easements and similar Liens not materially impairing the use or value of the property involved; (x) any Lien arising by reason of deposits necessary to qualify PHI or any Restricted Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law; (xi) Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of PHI or of any of its Subsidiaries; (xii) Liens existing on property or indebtedness of, or an equity interest in, any corporation, partnership or any other entity at the time such corporation, partnership or other entity becomes a Restricted Subsidiary; (xiii) Liens on the stock, partnership or other equity interest of PHI or any Subsidiary in any Joint Venture or any Subsidiary which owns an equity interest in such Joint Venture, to secure Debt, provided the amount of such Debt is contributed and/or advanced solely to such Joint Venture; and (xiv) any renewal of or substitution for any Lien permitted by any of the preceding clauses (i) through (xiii), PROVIDED, in the case of a Lien permitted under clause (i), (ii) or (iv), the principal amount of indebtedness secured thereby does not exceed (x) the greater of (i) the principal amount secured thereby at the time of such renewal or substitution, and (ii) 80% of the fair market value (in the opinion of the Company's Board of Directors) of the properties subject to such renewal or substitution plus (y) any costs incurred in connection with such renewal or substitution. Notwithstanding the foregoing, PHI or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding sentence of this paragraph, and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt (as defined herein) does not exceed the greater of (x) $50 million, or (y) 15% of Consolidated Net Tangible Assets (as defined herein).

    RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS. The Indenture provides that PHI will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to PHI or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; PROVIDED that, notwithstanding the foregoing, PHI or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (i) if PHI or such Restricted Subsidiary would be entitled, pursuant to the provisions described above under "--Restrictions on Liens," to create a Lien on the property to be leased securing Funded Debt (as defined herein) in an amount equal to the Attributable Debt (as defined herein) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding Debt Securities or (ii) if
(A) PHI promptly informs the Trustee of such transaction, and (B) PHI causes an amount equal to the fair value (as determined by Board Resolution of PHI) of such property to be applied: (1) to the purchase of other property that will constitute Principal Property having a fair value at least equal to the fair value of the property sold, or (2) to the retirement within 240 days after receipt of such proceeds, of Funded Debt incurred or assumed by PHI or a Restricted Subsidiary (including the Debt Securities); PROVIDED further that, in lieu of applying all of or any part of such net proceeds to such retirement, PHI may, within 240 days after such sale, deliver or cause to be delivered to the applicable Trustee for cancellation either debentures or notes evidencing Funded Debt of PHI (which may include the Debt Securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable Trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and a certificate of an officer of PHI (which shall be delivered to the Trustee) stating that PHI elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If PHI shall so deliver debentures or notes to the applicable Trustee and PHI shall duly deliver such officer's certificate, the amount of cash which PHI shall be required to apply to the retirement of Funded Debt under this provision of the Indenture shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or, if there are not such redemption prices, the principal amount of such debentures or notes; PROVIDED, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. Notwithstanding the foregoing, PHI or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph without any obligation to retire any outstanding Debt Securities or other Funded Debt, PROVIDED that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed the greater of (x) $50 million, or (y) 15% of Consolidated Net Tangible Assets.

CERTAIN DEFINITIONS

    The term "Attributable Debt" as defined in the Indenture means when used in connection with a sale and lease-back transaction referred to above under "--Restrictions on Sale and Lease-Back Transactions," on any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

    The term "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries for the total assets (including investments in Joint Ventures) (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Restricted Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current indebtedness and current maturities of long-term indebtedness; (iii) minority interests in the Company's Restricted Subsidiaries held by Persons other than the Company or a wholly-owned Restricted Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

    The term "Exempted Debt" as defined in the Indenture means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) indebtedness of PHI and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created or assumed or permitted to exist pursuant to the provision of the Indenture described above under "-- Restrictions on Liens" and (ii) Attributable Debt of PHI and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the provision of the Indenture described above under "--Restrictions on Sale and Lease-Back Transactions."

    The term "Funded Debt" as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from the date of its creation.

    The terms "Holder" or "Securityholder" as defined in the Indenture mean the registered holder of any Debt Security with respect to registered Debt Securities and the bearer of any unregistered Debt Security or any coupon appertaining thereto, as the case may be.

    The term "Joint Venture" is defined in the Indenture to mean any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by PHI and/or one or more subsidiaries.

    The term "Lien" as defined in the Indenture means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

    The term "Original Issue Discount Security" as defined in the Indenture means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

    The term "Principal Property" as defined in the Indenture means land, land improvements, buildings and associated equipment owned or leased pursuant to a capital lease and used by PHI or a Restricted Subsidiary primarily in the hotel business which exceeds 2% of Consolidated Net Tangible Assets, but shall not include any such property financed through the issuance of tax exempt governmental obligations (including, without limitation, industrial revenue bonds and similar financings).

    The term "Restricted Subsidiary" as defined in the Indenture means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property other than:

        (i) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and

        (ii) each Subsidiary formed or acquired after the date hereof for the purpose of acquiring the business or assets of another Person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary;

PROVIDED, HOWEVER, that any Subsidiary may be declared a Restricted Subsidiary by Board Resolution, effective as of the date such Board Resolution is adopted; PROVIDED, FURTHER, that any such declaration may be rescinded by further Board Resolution, effective as of the date such further Board Resolution is adopted.

    The term "Subsidiary" as defined in the Indenture means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the Indenture) is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    Under the Indenture, PHI shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into PHI unless: (a) either (i) PHI shall be the continuing Person or (ii) the Person (if other than PHI) formed by such consolidation or into which PHI is merged or that acquired or leased such property and assets of PHI shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of PHI on all of the Debt Securities and under the Indenture, and PHI shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of PHI or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) an officers' certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the Indenture) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in clause (a) shall have been delivered to the Trustee. The meaning of the term "all or substantially all of the assets" has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises, and will be dependent on the facts and circumstances existing at the time. Accordingly, there may be uncertainty as to whether a Holder of Debt Securities can determine whether a sale of "all or substantially all of the assets" has occurred and exercise any remedies such Holder may have as a result thereof.

EVENTS OF DEFAULT

    Events of Default defined in the Indenture with respect to the Debt Securities of any series are: (a) PHI defaults in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise; (b) PHI defaults in the payment of interest on any Debt Security of such series when the same becomes due and payable, and such default continues for a period of 30 days; (c)(i) default by PHI or any Restricted Subsidiary in the payment when due at maturity of any Funded Debt (other than Funded Debt that is non-recourse to PHI and its Restricted Subsidiaries) in excess of the greater of $15,000,000 or 5% of Consolidated Net Tangible Assets, whether such Funded Debt is outstanding at the date of the Indenture or is thereafter outstanding, and the continuation of such default for the greater of any period of grace applicable thereto or ten days from the date of such default and the holder thereof shall have taken affirmative action to enforce the payment thereof, or (ii) an event of default, as defined in any indenture, agreement or instrument evidencing or under which PHI and/or any Restricted Subsidiary has at the date of the Indenture or shall thereafter have outstanding at least the greater of $15,000,000 or 5% of Consolidated Net Tangible Assets aggregate principal amount of Funded Debt, shall happen and be continuing and such Funded Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled or such indebtedness shall not be discharged, within ten days; (d) PHI defaults in the performance of or breaches any other covenant or agreement of PHI in the Indenture with respect to any Debt Securities of such series and such default or breach continues for a period of 90 consecutive days after written notice to PHI by the Trustee or to PHI and the Trustee by the Holders of 25% or more in aggregate principal amount of the Debt Securities of all series affected thereby; (e) an involuntary case or other proceeding shall be commenced against PHI or any Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against PHI or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; (f) PHI or any Restricted Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of PHI or any Restricted

Subsidiary or for all or substantially all of the property and assets of PHI or any Restricted Subsidiary or (iii) effects any general assignment for the benefit of creditors; or (g) any other Event of Default established with respect to any series of Debt Securities issued pursuant to the Indenture occurs.

    The Indenture provides that if an Event of Default described in clauses (a) or (b) of the immediately preceding paragraph with respect to the Debt Securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of any such affected series then outstanding under the Indenture (each such series treated as a separate class) by notice in writing to PHI (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Debt Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses
(c), (d) or (g) of the immediately preceding paragraph with respect to the Debt Securities of one or more but not all series then outstanding or with respect to the Debt Securities of all series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, the amount thereof accelerable as described in this paragraph) of the Debt Securities of all such affected series then outstanding under the Indenture (treated as a single class) by notice in writing to PHI (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Debt Securities of all such affected series, and the interest accrued thereof, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (e) or (f) of the immediately preceding paragraph occurs and is continuing, then the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of all the Debt Securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding Debt Securities of all such series that have been accelerated (voting as a single class).

    Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as is then accelerable under the Indenture) of the outstanding Debt Securities of all series affected (voting as a single class), may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series by the Indenture; PROVIDED, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and PROVIDED FURTHER, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Debt Securities pursuant to this paragraph.

    Subject to various provisions in the Indenture, the Holders of at least a majority in principal amount (or, if the Debt Securities are Original Issue Discount Securities, such portion of the principal as is then accelerable under the Indenture) of the outstanding Debt Securities of all series affected (voting as a single class) by notice to the Trustee, may waive, on behalf of the Holders of all the Debt Securities of such series, an existing Default or Event of Default with respect to the Debt Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Debt Security as specified above or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Debt Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides with respect to each series of Debt Securities that, except as otherwise provided in this paragraph, PHI may terminate its obligations under the Debt Securities of a series and the Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and PHI has paid all sums payable by it under the Indenture; or (ii)(A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) PHI irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, and (C) PHI delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only PHI's obligations to compensate and indemnify the Trustee under the Indenture shall survive. With respect to the foregoing clause (ii), only PHI's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor Trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only PHI's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive.

    The Indenture provides that, except as otherwise provided in this paragraph, PHI (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of any series, and the provisions of the Indenture will no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision or condition of the Indenture described above under "--Certain Covenants" (or any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to the Indenture), and such omission shall be deemed not to be an Event of Default under clauses (c), (d) or (g) of the first paragraph of "--Events of Default" with respect to the outstanding Debt Securities of a series ("covenant defeasance"); PROVIDED that the following conditions shall have been satisfied: (A) PHI has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest on the Debt

Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof deliver to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which PHI is a party or by which it is bound; (C) no Default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (D) PHI shall have delivered to the Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of PHI's exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and (E) PHI has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause
(i) above, PHI's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor Trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only PHI's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive.

MODIFICATION OF THE INDENTURE

    The Indenture provides that PHI and the Trustee may amend or supplement the Indenture or the Debt Securities of any series without notice to or the consent of any Holder: (1) to cure any ambiguity, defect or inconsistency in the Indenture; PROVIDED that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (2) to comply with Article 5 (which relates to the covenant regarding "--Restrictions on Mergers and Sales of Assets") of the Indenture; (3) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (4) to evidence and provide for the acceptance of appointment under the Indenture with respect to the Debt Securities of any or all series by a successor Trustee; (5) to establish the form or forms or terms of Debt Securities of any series or of the coupons appertaining to such Debt Securities as permitted under the Indenture; (6) to provide for uncertificated or unregistered Debt Securities and to make all appropriate changes for such purpose; (7) to change or eliminate any provisions of the Indenture with respect to all or any series of the Debt Securities not then outstanding (and, if such change is applicable to fewer than all such series of the Debt Securities, specifying the series to which such change is applicable), and to specify the rights and remedies of the Trustee and the Holders of such Debt Securities in connection therewith; and (8) to make any change that does not materially and adversely affect the rights of any Holder.

    The Indenture also contains provisions whereby PHI and the Trustee, subject to certain conditions, without prior notice to any Holders, may amend the Indenture and the outstanding Debt Securities of any series with the written consent of the Holders of a majority in principal amount of the Debt Securities then outstanding of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by PHI with any provision of the Indenture or the Debt Securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Debt Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon the acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Debt Security or any premium or the interest thereof is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Debt Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture; (iii) waive a Default in the payment of principal of or interest on any Debt Security of such Holder; or (iv) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of Holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of any Holder under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the Indenture becomes effective, PHI or, at the request of PHI, the Trustee shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. PHI or, at the request of PHI, the Trustee will mail supplemental indentures to Holders upon request. Any failure of PHI to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

    No stockholder, officer or director, as such, past, present or future of PHI or Promus or any successor corporation shall have any personal liability in respect of the obligations of PHI or Promus under the Indenture, the Debt Securities or the Guarantees thereof by reason of his, her or its status as such stockholder, officer or director.

                              PLAN OF DISTRIBUTION

    PHI may offer the Debt Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Debt Securities in respect of which this Prospectus is delivered will be named in the Prospectus Supplement. The Prospectus Supplement with respect to such Debt Securities will also set forth the terms of the offering of such Debt Securities, including the purchase price of such Debt Securities and the proceeds to PHI from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Debt Securities.

    If underwriters are used in an offering of Debt Securities, the name of each managing underwriter, if any, and any other underwriters and terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Debt Securities will (1) entitle the underwriters to indemnification by PHI against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Debt Securities offered in a particular offering if any such Debt Securities are purchased.

    If a dealer is used in an offering of Debt Securities, PHI will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    If an agent is used in an offering of Debt Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Debt Securities described therein and, under agreements which may be entered into with PHI, may be entitled to indemnification by PHI against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, PHI in the ordinary course of business.

    Offers to purchase securities may be solicited, and sales thereof may be made, by PHI directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

    If so indicated in the Prospectus Supplement, PHI will authorize underwriters or other agents of PHI to solicit offers by certain institutional investors to purchase Debt Securities from PHI pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by PHI. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (2) if the Debt Securities are also being sold to underwriters, PHI shall have sold to such underwriters the Debt Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    The anticipated date of delivery of Debt Securities will be set forth in the Prospectus Supplement relating to each offering.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Debt Securities offered hereby will be passed upon for Promus and PHI by Latham & Watkins and Ralph B. Lake, Senior Vice President and General Counsel of Promus and PHI.

                                    EXPERTS

    The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses other than the Securities and Exchange Commission filing fees are estimated.

SEC registration fee...................................  $  90,909
Accountants' fees and expenses.........................     10,000
Legal fees and expenses................................     35,000
Printing and engraving expenses........................     50,000
Rating agency fees.....................................    110,000
Trustee's and registrar's fees and expenses............     22,000
Miscellaneous..........................................     32,091
                                                         ---------
  Total................................................  $ 350,000
                                                         ---------
                                                         ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of Delaware empowers Promus and PHI to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that Promus and PHI may purchase insurance on behalf of any such director, officer, employee or agent.

    Article Tenth of the Certificate of Incorporation of Promus provides for indemnification of the officers and directors of Promus to the full extent permitted by the Delaware General Corporation Law.

    Article VI of the Bylaws of PHI provides, in effect, for the indemnification by PHI of each director and officer of PHI to the fullest extent permitted by applicable law.

    Promus has entered into Indemnification Agreements with its directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that Promus will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Promus or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that the indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Promus, or is or was serving at the request of Promus or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the indemnitee in any such capacity. Notwithstanding the foregoing, (i) the obligations of Promus shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that the indemnitee would not be permitted to be indemnified under applicable law, and
(ii) the obligation of Promus to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that the indemnitee would not be permitted to be so indemnified under applicable law, Promus shall be entitled to be reimbursed by the indemnitee (who has agreed to reimburse Promus, for any amounts theretofore paid; provided, that if the indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, any determination made by the reviewing party that the indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the indemnitee shall not be required to reimburse Promus for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

    Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Certificate of Incorporation of Promus eliminates the liability of a director of Promus to Promus or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS

  EXHIBIT NO.   DESCRIPTION
------------------------------------------------------------------------------------------
        3(1)    Amended and Restated Certificate of Incorporation of Promus Hotel
                  Corporation dated June 30, 1995. (14)

        3(2)    Bylaws of Promus Hotel Corporation, as amended and restated, dated May 26,
                  1995. (15)

       *3(3)    Certificate of Incorporation of Promus Hotels, Inc.

       *3(4)    Bylaws of Promus Hotels, Inc.

        4(1)    Form of Rights Agreement, dated as of June 30, 1995, between Promus Hotel
                  Corporation and Continental Stock Transfer & Trust Company. (12)

       *4(2)    Form of Debt Securities Indenture

       *5(1)    Opinion of Latham & Watkins

       10(1)    Form of Indemnification Agreement entered into by Promus Hotel Corporation and each of its directors and executive officers. (15)

       10(2)    Promus Hotel Corporation 1995 Stock Option Plan. (5)

       10(3)    Promus Hotel Corporation 1995 Restricted Stock Plan. (6)

      *10(4)(a) The Restatement of the Promus Hotel Corporation Savings and Retirement
                  Plan-A, dated as of June 30, 1995

      *10(4)(b) Amendment to the Promus Hotel Corporation Savings and Retirement Plan-A,
                  dated as of March 11, 1996

      *10(4)(c) Amendment to the Promus Hotel Corporation Savings and Retirement Plan-A,
                  dated as of September 10, 1996

      *10(5)(a) The Restatement of the Promus Hotel Corporation Savings and Retirement
                  Plan-B, dated as of June 30, 1995

  EXHIBIT NO.   DESCRIPTION
------------------------------------------------------------------------------------------
      *10(5)(b) Amendment to the Promus Hotel Corporation Savings and Retirement Plan-B,
                  dated as of March 11, 1996

      *10(5)(c) Amendment to the Promus Hotel Corporation Savings and Retirement Plan-B,
                  dated as of September 10, 1996

      *10(6)    The Promus Hotel Corporation Employee Stock Ownership Plan, dated as of
                  June 30, 1995

       10(7)    Promus Hotel Corporation 1996 Non-Management Directors Stock Incentive
                  Plan. (8)

       10(8)    Promus Hotel Corporation Key Executive Officer Annual Incentive Plan. (7)

       10(9)    Promus Hotel Corporation Executive Deferred Compensation Plan. (9)

       10(10)   Promus Hotel Corporation Deferred Compensation Plan. (9)

       10(11)   Promus Hotel Corporation Savings and Retirement Plan Trust Agreement,
                  dated as of May 26, 1995, among Promus Hotel Corporation and Robert S.
                  Davis, Donald H. Dempsey, Patricia R. Ferguson, Jeffery M. Jarvis, Kelly
                  R. Jenkins, Frederick G. Schultz and Mark C. Wells, as trustees. (9)

       10(12)   Form of Severance Agreement, dated as of June 30, 1995, entered into with
                  Donald H. Dempsey, Thomas L. Keltner, Ralph B. Lake, David C. Sullivan
                  and Mark C. Wells. (10)

       10(13)   Form of Severance Agreement, dated June 30, 1995, entered into with
                  Michael D. Rose and Raymond E. Schultz. (10)

       10(14)   Employment Agreement, dated as of June 30, 1995, between Michael D. Rose and Promus Hotel Corporation. (10)

       10(15)   Employment Agreement, dated as of July 1, 1995, between Raymond E. Schultz and Promus Hotel Corporation. (11)

       10(16)   Form of Letter of Amendment, dated February 22, 1996, to the Employment
                  Agreement between Raymond E. Schulz and Promus Hotel Corporation. (15)

       10(17)   Financial Counseling Plan of The Promus Companies Incorporated, as amended
                  February 25, 1993, as adopted by Promus Hotel Corporation on April 5,
                  1995. (2)

       10(18)   Summary Plan Description of Executive Term Life Insurance Plan adopted by
                  Promus Hotel Corporation on April 5, 1995. (4)

       10(19)   Administrative Regulations, Long Term Compensation Plan (Restricted Stock
                  Plan and Stock Option Plan), dated as of January 1, 1992, adopted by
                  Promus Hotel Corporation on April 5, 1995. (3)

       10(20)   Plan of Reorganization and Distribution Agreement, dated as of June 30,
                  1995, between The Promus Companies Incorporated and Promus Hotel
                  Corporation. (10)

       10(21)   Tranche A Credit Agreement, dated as of June 7, 1995, among Embassy
                  Suites, Inc., as Initial Borrower, Promus Hotels, Inc., as the
                  Subsequent Borrower, certain subsidiaries and related parties from time to time party thereto, as Guarantors, the several lenders from time to time party thereto, and NationsBank, N.A. (Carolinas), as Agent. (9)

       10(22)   First Amendment to Tranche A Credit Agreement, dated as of June 30, 1995, by and among Embassy Suites, Inc., Promus Hotels, Inc., The Promus
                  Companies Incorporated, Promus Hotel Corporation and NationsBank, N.A.
                  (Carolinas). (10)

       10(23)   Tranche A Assignment and Assumption Agreement, dated as of June 30, 1995, among Embassy Suites, Inc., Promus Hotels, Inc., The Promus Companies
                  Incorporated and NationsBank, N.A. (Carolinas). (10)

  EXHIBIT NO.   DESCRIPTION
------------------------------------------------------------------------------------------
       10(24)   Tranche B Credit Agreement, dated as of June 7, 1995, among Embassy
                  Suites, Inc., as Initial Borrower, Promus Hotels, Inc., as the
                  Subsequent Borrower, certain subsidiaries and related parties from time to time party thereto, as Guarantors, the several lenders from time to time party thereto, and NationsBank, N.A. (Carolinas), as Agent. (9)

       10(25)   First Amendment to Tranche B Credit Agreement, dated as of June 30, 1995, by and among Embassy Suites, Inc., Promus Hotels, Inc., The Promus
                  Companies Incorporated, Promus Hotel Corporation and NationsBank, N.A.
                  (Carolinas). (10)

       10(26)   Tranche B Assignment and Assumption Agreement, dated as of June 30, 1995, by and among Embassy Suites, Inc., Promus Hotels, Inc., The Promus
                  Companies Incorporated and NationsBank, N.A. (Carolinas). (10)

       10(27)   Pledge Agreement, dated as of June 30, 1995, by and among Promus Hotel
                  Corporation, Promus Hotels, Inc., certain subsidiaries which may now be owners of Credit Parties and NationsBank, N.A. (Carolinas). (10)

       10(28)   Escrow Agreement, dated as of June 30, 1995, among Promus Hotel
                  Corporation, Promus Hotels, Inc. and NationsBank. (9)

       10(29)   Employee Benefits and Other Employment Matters Allocation Agreement, dated as of June 30, 1995, between The Promus Companies Incorporated and
                  Promus Hotel Corporation. (10)

       10(30)   Risk Management Allocation Agreement, dated as of June 30, 1995, between
                  The Promus Companies Incorporated and Promus Hotel Corporation. (10)

       10(31)   Tax Sharing Agreement, dated as of June 30, 1995, between The Promus
                  Companies Incorporated and Promus Hotel Corporation. (10)

       10(32)   International Swap Dealers Association, Inc. Master Agreement, dated as of
                  June 30, 1995, among Promus Hotels, Inc. and NationsBank, N.A.
                  (Carolinas). (10)

       10(33)   Transfer Agreement, dated as of June 30, 1995, among Embassy Suites, Inc.,
                  Promus Hotels, Inc., and NationsBank, N.A. (Carolinas). (10)

       10(34)   Subscription Agreement, dated as of October 17, 1995, by and among Promus
                  Hotels, Inc. and FelCor Suites Hotels, Inc. and FelCor Suites Limited
                  Partnership. (11)

       10(35)   Management Agreement, dated as of December 17, 1986, between Hampton Inns,
                  Inc. and Hampton/GHI Associates No. 1. (1)

       10(36)   Form of Management Agreement between Embassy Suites, Inc. and affiliates of General Electric Pension Trust. (1)

       10(37)   Form of Assignment and Assumption of Manager's Interest in Management
                  Agreement (General Electric Pension Trust), dated June 30, 1995, between
                  Embassy Suites, Inc. and Promus Hotels, Inc. (15)

       10(38)   Form of Aircraft Agreement, dated August 4, 1995, between Promus Hotels,
                  Inc. and Harrah's Operating Company, Inc. (15)

       10(39)   Form of Interest Swap Confirmations, between NationsBank, N.A. and Promus
                  Hotels, Inc., dated December 11, 1995. (15)

       10(40)   Form of Interest Swap Confirmation between NationsBank, N.A. and Promus
                  Hotels, Inc., dated January 24, 1995, as amended on December 6, 1995.
                  (15)

       10(41)   Form of Interest Swap Confirmations, dated January 22, 1996, between
                  NationsBank, N.A. and Promus Hotels, Inc. (16)

  EXHIBIT NO.   DESCRIPTION
------------------------------------------------------------------------------------------
       10(42)   Form of Unwind Interest Swap Confirmation, dated January 22, 1996, between
                  NationsBank, N.A. and Promus Hotels, Inc. (16)

       10(43)   Form of Guarantee Agreement, dated February 6, 1996, among Promus Hotel
                  Corporation, and Promus Hotels, Inc., Canadian Imperial Bank of
                  Commerce, as agent for the Lenders, FelCor Suites Limited Partnership,
                  FelCor/CSS Holdings, L.P., and FelCor Suite Hotels, Inc. (16)

       10(44)   Second Amendment to Tranche A Credit Agreement, dated as of May 15, 1996, by and among Embassy Suites, Inc., Promus Hotels, Inc., The Promus
                  Companies Incorporated, Promus Hotel Corporation, and NationsBank, N.A.
                  (Carolinas). (17)

       10(45)   Second Amendment to Tranche B Credit Agreement, dated as of May 15, 1996, by and among Embassy Suites, Inc., Promus Hotels, Inc., The Promus
                  Companies Incorporated, Promus Hotel Corporation, and NationsBank, N.A.
                  (Carolinas). (17)

      *12(1)    Computations of ratios.

       21(1)    List of subsidiaries of Promus Hotel Corporation. (15)

      *23(1)    Consent of Arthur Andersen LLP.

      *23(2)    Consent of Latham & Watkins (to be included in Exhibit 5(1))

      *24(1)    Power of attorney (included on signature pages).

      *25(1)    Statement of Eligibility of Trustee on Form T-1 by SouthTrust Bank of
                  Alabama, National Association, as Trustee.

------------------------

*Filed herewith

Footnotes

(1) Incorporated by reference from Holiday Corporation's Annual Report on Form 10-K for the fiscal year ended January 2, 1987, filed March 27, 1987, File No. 1-8900.

(2) Incorporated by reference from The Promus Companies Incorporated Quarterly Report on Form 10-Q for the quarter ended March 31, 1993, filed May 13, 1993, File No. 1-10410.

(3) Incorporated by reference from The Promus Companies Incorporated Quarterly Report on Form 10-Q for the quarter ended March 31, 1992, filed May 13, 1992, File No. 1-10410.

(4) Incorporated by reference from The Promus Companies Incorporated Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed March 17, 1993, File No. 1-10410.

(5) Incorporated by reference from The Promus Companies Incorporated Proxy Statement, Annex III-A, dated April 25, 1995, File No. 1-10410.

(6) Incorporated by reference from The Promus Companies Incorporated Proxy Statement, Annex III-B, dated April 25, 1995, File No. 1-10410.

(7) Incorporated by reference from The Promus Companies Incorporated Proxy Statement, Annex VII, dated April 25, 1995, File No. 1-10410.

(8) Incorporated by reference from The Promus Companies Incorporated Proxy Statement, Annex VIII, dated April 25, 1995, File No. 1-10410.

(9) Incorporated by reference from the Promus Hotel Corporation Current Report on Form 8-K, filed June 15, 1995, File No. 1-11463.

(10) Incorporated by reference from the Promus Hotel Corporation Quarterly Report on Form 10-Q, for the quarter ended June 30, 1995, filed August 11, 1995, File No. 1-11463.

(11) Incorporated by reference from the Promus Hotel Corporation Quarterly Report on Form 10-Q, for the quarter ended September 30, 1995, filed November 13, 1995, File No. 1-11463.

(12) Incorporated by reference from the Promus Hotel Corporation Form 8-A, filed June 6, 1995, File No. 1-11463.

(13) Incorporated by reference from the Promus Hotel Corporation Registration Statement No. 33-59997 on Form S-8 for The Promus Hotel Corporation Savings & Retirement Plan, filed June 6, 1995, as amended by Post-Effective Amendment No. 1 filed on December 29, 1995.

(14) Incorporated by reference from The Promus Companies Incorporated Proxy Statement, Annex II-A, dated April 25, 1995, File No. 1-11463.

(15) Incorporated by reference from the Promus Hotel Corporation Annual Report on Form 10-K, for the year ended December 31, 1995, filed March 12, 1996, File No. 1-11463.

(16) Incorporated by reference from the Promus Hotel Corporation Quarterly Report on Form 10-Q, for the quarter ended March 31, 1996, filed May 7, 1996, File No. 1-11463.

(17) Incorporated by reference from the Promus Hotel Corporation Quarterly Report on Form 10-Q, for the quarter ended June 30, 1996, filed August 12, 1996, File No. 1-11463.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy is expressed in the Act and will be governed by the final adjudication of such issue.

                      PROMUS HOTEL CORPORATION SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Promus Hotel Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Memphis, Tennessee on October 11, 1996.

                                          PROMUS HOTEL CORPORATION

                                By:  /s/ RALPH B. LAKE
                                     ------------------------------------------
                                     Name: Ralph B. Lake
                                     Title: Secretary and General Counsel

Dated: October 11, 1996

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Donald H. Dempsey, Jeffery M. Jarvis, and Ralph
B. Lake and each of them, any one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Promus on the dates indicated.

                   SIGNATURE                                       TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------

           /s/ U. BERTRAM ELLIS, JR.
     --------------------------------------       Director                                    October 11, 1996
            (U. Bertram Ellis, Jr.)

              /s/ DEBRA J. FIELDS
     --------------------------------------       Director                                    October 11, 1996
               (Debra J. Fields)

            /s/ CHRISTOPHER W. HART
     --------------------------------------       Director                                    October 11, 1996
             (Christopher W. Hart)

               /s/ C. WARREN NEEL
     --------------------------------------       Director                                    October 11, 1996
                (C. Warren Neel)

                   SIGNATURE                                       TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------
              /s/ BEN C. PETERNELL
     --------------------------------------       Director                                    October 11, 1996
               (Ben C. Peternell)

              /s/ MICHAEL D. ROSE
     --------------------------------------       Director and Chairman                       October 11, 1996
               (Michael D. Rose)

              /s/ MICHAEL I. ROTH
     --------------------------------------       Director                                    October 11, 1996
               (Michael I. Roth)

             /s/ RAYMOND E. SCHULTZ
     --------------------------------------       Director, President and                     October 11, 1996
              (Raymond E. Schultz)                  Chief Executive Officer

                 /s/ JAY STEIN
     --------------------------------------       Director                                    October 11, 1996
                  (Jay Stein)

             /s/ DAVID C. SULLIVAN
     --------------------------------------       Director, Executive Vice President and      October 11, 1996
              (David C. Sullivan)                   Chief Operating Officer

                /s/ RONALD TERRY
     --------------------------------------       Director                                    October 11, 1996
                 (Ronald Terry)

             /s/ DONALD H. DEMPSEY
     --------------------------------------       Chief Financial Officer                     October 11, 1996
              (Donald H. Dempsey)

             /s/ JEFFERY M. JARVIS
     --------------------------------------       Controller and Chief                        October 11, 1996
              (Jeffery M. Jarvis)                   Accounting Officer

                         PROMUS HOTELS, INC. SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Promus Hotels, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Memphis, Tennessee on October 11, 1996.

                                     PROMUS HOTELS, INC.

                                By:  /s/ RALPH B. LAKE
                                     ------------------------------------------
                                     Name: Ralph B. Lake
Dated: October 11, 1996              Title: Secretary and General Counsel

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Donald H. Dempsey, Jeffery M. Jarvis, and Ralph
B. Lake and each of them, any one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Promus Hotels, Inc. on the dates indicated.

                   SIGNATURE                                       TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------

             /s/ RAYMOND E. SCHULTZ
     --------------------------------------       Director, President and                     October 11, 1996
              (Raymond E. Schultz)                  Chief Executive Officer

             /s/ DAVID C. SULLIVAN                Director, Executive Vice
     --------------------------------------         President and Chief Operating             October 11, 1996
              (David C. Sullivan)                   Officer

             /s/ DONALD H. DEMPSEY                Director, Senior Vice
     --------------------------------------         President and Chief                       October 11, 1996
              (Donald H. Dempsey)                   Financial Officer

             /s/ JEFFERY M. JARVIS
     --------------------------------------       Controller and Chief Accounting Officer     October 11, 1996
              (Jeffery M. Jarvis)